Exhibit (11)

October 4, 2017

Deutsche Investment Trust Deutsche Small Cap Core Fund 345 Park Avenue New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to Deutsche Investment Trust, a Massachusetts business trust (the “Trust”), in connection with the filing of Pre-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-14 (File No. 333-220129) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), covering the issuance of Class A, Class C, Class R6, Institutional Class and Class S units of beneficial interest, with $0.01 par value (the “Shares”), of Deutsche Small Cap Core Fund, a series of the Trust (the “Acquiring Fund”), pursuant to the proposed reorganization of Deutsche Small Cap Value Fund (the “Acquired Fund”), a series of Deutsche Value Series, Inc., a Maryland corporation (the “Corporation”), as described in the Registration Statement and pursuant to the form of Agreement and Plan of Reorganization by and between the Trust, on behalf of the Acquiring Fund, and the Corporation, on behalf of the Acquired Fund, and Deutsche Investment Management Americas Inc. (for purposes of Section 10.2 only), included in the Registration Statement (the “Agreement”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering this opinion, we have examined the Registration Statement, the Trust’s Amended and Restated Declaration of Trust dated June 2, 2008, as further amended (the “Declaration of Trust”), the Trust’s Amended and Restated Bylaws, the actions of the Trustees of the Trust that authorized the approval of the foregoing documents and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof and is limited to the statutory laws and regulations (other than the conflict of law rules) of the Commonwealth of Massachusetts, as in existence on the date hereof, and which, in our experience, are normally directly applicable to the issuance of units of beneficial interest by an entity such as the Trust. We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement and the Agreement have been

Deutsche Investment Trust
Deutsche Small Cap Core Fund

October 4, 2017

duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Registration Statement and the Agreement, such Shares will be validly issued, fully paid and non-assessable.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Trust or the Acquiring Fund. However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust or the Acquiring Fund and requires that notice of such disclaimer be given in each written obligation, contract, instrument, certificate, Share, other security of the Trust or undertaking made or issued by the Trustees or officers of the Trust. We have assumed, without any independent review, that notice of such disclaimer has been given in each written obligation, contract, instrument, certificate, Share, other security of the Trust or undertaking made or issued by the Trustees or officers of the Trust. The Declaration of Trust also provides for indemnification out of the property of the Acquiring Fund for all legal and other expenses reasonably incurred by any shareholder of the Acquiring Fund held personally liable for the obligations of the Acquiring Fund. Thus, the risk of liability is limited to circumstances in which the Acquiring Fund would be unable to meet its obligations.

This opinion is rendered solely for your use in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/S/ VEDDER PRICE P.C.

VEDDER PRICE P.C.